Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Bio-Path Holdings, Inc.

Bellaire, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-215205 and 333-221610) and Form S-8 (File Nos. 333-156054 and 333-223111) of Bio-Path Holdings, Inc. of our report dated April 2, 2018, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA, LLP

Salt Lake City, Utah

April 2, 2018